Free Writing Prospectus	Filed pursuant to Rule 433
Filed on May 21, 2013	Registration Statement Nos. 333-184123 and 333-161148

Oesterreichische Kontrollbank Aktiengesellschaft

$ 1,750,000,000 1.125% Guaranteed Global Notes due 2018

FINAL TERM SHEET

May 21, 2013

Issuer:	Oesterreichische Kontrollbank AG (“OeKB”)

Guarantor:	Republic of Austria

Rating:	AA+ by Standard & Poor’s Ratings Services and Aaa by Moody’s Investors Service[1]

Principal Amount:	US$ 1,750,000,000

Pricing Date:	May 21, 2013

Closing Date:	May 29, 2013

Maturity Date:	May 29, 2018

Redemption Price at Maturity:	100%

Interest Rate:	1.125% per annum (paid semi-annually 30/360, following, unadjusted)

Interest Payment Dates:	May 29 and November 29

First Interest Payment Date:	November 29, 2013

Reoffer Spread:	33.5 bps over 0.625% US Treasury due April 2018, yielding 0.842% semi-annually

Price to Public/Issue Price:	99.748%

Underwriting Commissions:	0.125%

Proceeds to OeKB:	99.623%

Format:	registered global notes

Denominations:	US$ 1,000

Listing:	Regulated Market of the Luxembourg Stock Exchange

Business Days:	New York, London

Clearing System:	DTC (deliverable through Clearstream Luxembourg and Euroclear)

Joint Lead Managers:	J.P. Morgan Securities plc, Citigroup Global Markets Inc., Goldman Sachs International, HSBC Bank plc

Co-Managers:	n.a.

Stabilization Manager:	n.a.

ISIN:	US676167BH14

CUSIP:	676167 BH1

1 A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

You can access the prospectus relating to the registration statement at the following website:

http://www.sec.gov/Archives/edgar/data/202811/000119312512406023/d412320dsb.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities plc at 1-866-430-0686, by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146, by contacting Goldman Sachs International toll-free at 1-866-471-2526 or by contacting HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.

2